Exhibit 99.1

INVESTOR CONTACT:	FOR IMMEDIATE RELEASE MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810

HCA Reports Third Quarter 2011 Results

Equivalent Admissions Increased 5.4 Percent Driving Revenue Growth of

5.5 Percent in the Third Quarter

Nashville, Tenn., November 1, 2011 – HCA Holdings, Inc. (NYSE: HCA) today announced financial and operating results for the third quarter ended September 30, 2011.

Key third quarter metrics (all percentage changes compare 3Q 2011 to 3Q 2010 unless noted):

•	Revenues increased 5.5 percent to $7.310 billion

•	Net income attributable to HCA Holdings, Inc. totaled $61 million, or $0.11 per diluted share, which includes pretax losses on retirement of debt of $406 million, or $0.49 per diluted share

•	Adjusted EBITDA increased 4.0 percent to $1.412 billion

•	Cash flows from operations declined to $880 million due primarily to changes in working capital items

•	Revenue per equivalent admission increased 0.2 percent

•	Equivalent admissions increased 5.4 percent and admissions increased 4.8 percent

•	Same facility equivalent admissions increased 3.8 percent while same facility admissions increased 3.2 percent

HCA Chairman and Chief Executive Officer, Richard M. Bracken, said, “We are pleased to report 3rd quarter results, which were achieved with strong volumes and effective cost management, despite a challenging economic environment and pressure on payment rates. In addition, we successfully completed several refinancing transactions and repurchased nearly 16 percent of the Company’s outstanding shares.”

Bracken continued, “In our clinical results, we are proud that 76 of HCA’s hospitals were recognized on the Joint Commission’s List of ‘Top Performers on Key Quality Measures.’ We also achieved our goals relative to Meaningful Use Stage 1 requirements. Finally, in October, on the acquisitions front, our purchase of the Colorado Health Foundation’s approximately 40 percent of the HCA-HealthONE Joint Venture for $1.450 billion gives us sole ownership of those facilities and represents one of the largest acquisitions in our Company’s history.”

Revenues in the third quarter increased 5.5 percent to $7.310 billion, from $6.926 billion in the third quarter of 2010. Third quarter revenue growth was primarily driven by increased volume. Equivalent admissions increased 5.4 percent, while admissions increased 4.8 percent. Revenues for the third quarter of 2011 included $34 million and $17 million, respectively, of Medicaid and Medicare incentive revenues related to certain of the Company’s hospitals completing attestations to their adoption of certified electronic health record (EHR) technology. The incentive revenues are classified as “other revenues” and are not included in our Medicare and Medicaid revenues. The Company incurred expenses of $14 million in the third quarter related to HITECH implementation.

Same facility equivalent admissions increased 3.8 percent in the third quarter of 2011 compared to the prior year period, while same facility admissions increased 3.2 percent. Same facility emergency room visits increased 4.9 percent in the third quarter of 2011 compared to the prior year period. Excluding international facilities, patient volume in the third quarter of 2011 experienced growth in medical admissions of 5.7 percent, while surgical admissions declined 1.4 percent on a same facility basis in the quarter.

Same facility Medicare admissions increased 4.4 percent during the quarter while patient acuity, as measured by case mix index (CMI), declined by 1.8 percent, reflecting growth in medical cases and declines in surgical cases compared to the prior year. Same facility Medicare CMI in the third quarter of 2011 was 1.5690 compared to 1.5750 in the second quarter of this year.

Revenue per equivalent admission increased 0.2 percent in the third quarter of 2011, primarily reflecting a continuing shift in service mix from surgical cases to less acute medical cases. The Company’s operating expense per equivalent admission increased 0.5 percent from the prior year’s third quarter. During the third quarter of 2011, salaries and benefits, supplies and other operating expenses totaled $5.966 billion, or 81.6 percent of revenues, compared to $5.636 billion, or 81.4 percent of revenues, in the third quarter of 2010.

Adjusted EBITDA for the third quarter of 2011 increased 4.0 percent to $1.412 billion compared to $1.357 billion in the prior year period. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on adjusted EBITDA and reconciling net income attributable to HCA Holdings, Inc. to adjusted EBITDA is included in this release.

Net income attributable to HCA Holdings, Inc. totaled $61 million, or $0.11 per diluted share, compared to $243 million, or $0.55 per diluted share, in the third quarter of 2010. Results for the third quarter of 2011 include pretax losses on retirement of debt of $406 million, or $0.49 per diluted share. The effective tax rate for the quarter was favorably impacted by the finalization of settlements for the 1997 through 2001 tax years. These settlements resulted in a reduction to interest expense related to taxing authority examinations of $66 million pretax, or $0.08 per diluted share. (All “per diluted share” disclosures are based upon amounts net of the applicable income taxes.) Shares used in computing diluted earnings per share increased to 527.515 million in the third quarter of 2011 compared to 439.032 million in the third quarter of 2010. The increase was due to the initial public offering of 87.719 million shares of our common stock in March 2011.

The sum of the provision for doubtful accounts, uninsured discounts and charity care, as a percentage of the sum of revenues, the provision for doubtful accounts, uninsured discounts and charity care, was 28.3 percent for the third quarter of 2011, compared to 26.4 percent for the third quarter of 2010. Same facility uninsured admissions increased 8.8 percent in the third quarter compared to the prior year period and comprised 7.8 percent of total same facility admissions compared to 7.4 percent of total same facility admissions in the third quarter of 2010.

Nine Months Ended September 30, 2011

Revenues for the nine months ended September 30, 2011 totaled $22.004 billion compared to $20.874 billion in the same period of 2010. Net income attributable to HCA Holdings, Inc. was $530 million, or $1.04 per diluted share, compared to $924 million, or $2.11 per diluted share, for the first nine months of 2010. Results for the nine months ended September 30, 2011 include pretax losses on retirement of debt of $481 million, or $0.60 per diluted share, and a pretax charge for the termination of a management agreement of $181 million, or $0.29 per diluted share. Results for the nine months ended September 30, 2010 include pretax impairments of long-lived assets of $119 million, or $0.18 per diluted share. Adjusted EBITDA for the nine months ended September 30, 2011 totaled $4.422 billion compared to $4.421 billion in the prior year period.

Balance Sheet and Cash Flow

As of September 30, 2011, HCA Holdings, Inc.’s balance sheet reflected cash and cash equivalents of $359 million, total debt of $26.596 billion, and total assets of $23.756 billion. During the third quarter of 2011, capital expenditures totaled $394 million, excluding acquisitions. Net cash provided by operating activities in the third quarter of 2011 totaled $880 million compared to $1.256 billion in the prior year’s third quarter. The reduction in cash flows from operating activities was primarily due to strong cash flow generation of approximately $500 million from working capital items in the third quarter of 2010 that was not repeated in 2011 including approximately $100 million related to accounts receivable, approximately $100 million related to other current assets (which includes HITECH receivables), approximately $200 million related to accrued salaries and approximately $100 million related to payables and accrued expenses.

Confirms 2011 Guidance

HCA also confirmed its previously issued guidance of 3 percent to 5 percent growth in adjusted EBITDA for the full year 2011, assuming it substantially meets HITECH reimbursement parameters but excluding the financial impact of the recently closed HealthONE transaction.

Other Items

In August 2011, the Company issued $3 billion of 6.5 percent first lien notes due 2020 and $2 billion of 7.5 percent unsecured notes due 2022. Net proceeds from the new notes were used to redeem all of the $3.2 billion 9  1/4 percent second lien notes due 2016 and all of the $1.578 billion 9 5/8/10 3/8 percent second lien toggle notes due 2016.

On September 21, 2011, HCA repurchased 80,771,143 shares of its common stock beneficially owned by affiliates of Bank of America Corporation at a purchase price of $18.61 per share, the closing price of the Company’s common stock on the New York Stock Exchange on September 14, 2011. The repurchase was financed using a combination of cash on hand and borrowings under available credit facilities. The shares repurchased represented approximately 15.6 percent of the Company’s total shares outstanding.

On October 14, 2011, HCA purchased the Colorado Health Foundations’ approximately 40 percent remaining ownership of the HCA-HealthONE LLC joint venture for $1.450 billion. The purchase included seven hospitals and 14 freestanding surgery centers in the Denver area. The operations of these facilities were previously accounted for under the equity method. The Company plans to consolidate these operating results effective November 1, 2011.

The Company adopted the provisions of Accounting Standards Update No. 2011-07, “Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts for Certain Health Care Entities” (“ASU 2011-07”), for the periods ended September 30, 2011. ASU 2011-07 requires health care entities to change the presentation of the statement of operations by reclassifying the provision for doubtful accounts from an operating expense to a deduction from patient service revenues.

As of September 30, 2011, HCA operated 164 hospitals and 112 freestanding surgery centers (including seven hospitals and

14 freestanding surgery centers operated through equity method joint ventures).

Earnings Conference Call

HCA will host a conference call for investors at 8:00 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: http://www.talkpoint.com/viewer/starthere.asp?Pres=137344 or through the Company’s Investor Relations web page at www.hcahealthcare.com.

Cautionary Statement about Preliminary Results and Other Forward-Looking Information

This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact and are subject to finalization of the Company’s third quarter financial and accounting procedures. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the effects related to the enactment and implementation of the Budget Control Act of 2011 (“BCA”) and the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Health Reform Law”), the possible enactment of additional federal or state health care reform and possible changes to the Health Reform Law and other federal, state or local laws or regulations affecting the health care industry, (3) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (4) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (5) possible changes in the

Medicare, Medicaid and other state programs, including Medicaid supplemental payments pursuant to upper payment limit (“UPL”) programs, that may impact reimbursements to health care providers and insurers, (6) the highly competitive nature of the health care business, (7) changes in revenue mix, including potential declines in the population covered under managed care agreements and the ability to enter into and renew managed care provider agreements on acceptable terms, (8) the efforts of insurers, health care providers and others to contain health care costs, (9) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (10) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (11) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (12) changes in accounting practices, (13) changes in general economic conditions nationally and regionally in our markets, (14) future divestitures which may result in charges and possible impairments of long-lived assets, (15) changes in business strategy or development plans, (16) delays in receiving payments for services provided, (17) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions, (18) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (19) our ability to demonstrate meaningful use of certified electronic health record technology and recognize revenues for the related Medicare or Medicaid incentive payments, and (20) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2010 and other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA” as used throughout this release refer to HCA Holdings, Inc. and its affiliates.

HCA Holdings, Inc.

Condensed Consolidated Income Statements

Third Quarter

(Dollars in millions, except per share amounts)

	2011		2010
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$8,050		$7,647
Provision for doubtful accounts	740		721

Revenues	7,310	100.0%	6,926	100.0%
Salaries and benefits	3,333	45.6	3,134	45.2
Supplies	1,263	17.3	1,234	17.8
Other operating expenses	1,370	18.7	1,268	18.4
Equity in earnings of affiliates	(68)	(0.9)	(67)	(1.0)
Depreciation and amortization	362	4.9	352	5.2
Interest expense	519	7.1	525	7.6
Losses on sales of facilities	2	—	2	—
Impairments of long-lived assets	—	—	10	0.1
Losses on retirement of debt	406	5.6	—	—

	7,187	98.3	6,458	93.3

Income before income taxes	123	1.7	468	6.7
Provision (benefit) for income taxes	(23)	(0.3)	143	2.0

Net income	146	2.0	325	4.7
Net income attributable to noncontrolling interests	85	1.2	82	1.2

Net income attributable to HCA Holdings, Inc.	$61	0.8	$243	3.5

Diluted earnings per share	$0.11		$0.55
Shares used in computing diluted earnings per share (000)	527,515		439,032

HCA Holdings, Inc.

Condensed Consolidated Income Statements

For the Nine Months Ended September 30, 2011 and 2010

(Dollars in millions, except per share amounts)

	2011		2010
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$24,168		$22,947
Provision for doubtful accounts	2,164		2,073

Revenues	22,004	100.0%	20,874	100.0%
Salaries and benefits	9,948	45.2	9,282	44.5
Supplies	3,833	17.4	3,685	17.7
Other operating expenses	4,018	18.3	3,696	17.6
Equity in earnings of affiliates	(217)	(1.0)	(210)	(1.0)
Depreciation and amortization	1,078	5.0	1,062	5.1
Interest expense	1,572	7.1	1,571	7.5
Losses on sales of facilities	3	—	2	—
Impairments of long-lived assets	—	—	119	0.6
Losses on retirement of debt	481	2.2	—	—
Termination of management agreement	181	0.8	—	—

	20,897	95.0	19,207	92.0

Income before income taxes	1,107	5.0	1,667	8.0
Provision for income taxes	307	1.4	488	2.4

Net income	800	3.6	1,179	5.6
Net income attributable to noncontrolling interests	270	1.2	255	1.2

Net income attributable to HCA Holdings, Inc.	$530	2.4	$924	4.4

Diluted earnings per share	$1.04		$2.11
Shares used in computing diluted earnings per share (000)	509,583		437,272

HCA Holdings, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

	Third Quarter		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues	$7,310	$6,926	$22,004	$20,874
Net income attributable to HCA Holdings, Inc.	$61	$243	$530	$924
Losses on sales of facilities (net of tax)	1	1	4	1
Impairments of long-lived assets (net of tax)	—	6	—	75
Losses on retirement of debt (net of tax)	256	—	303	—
Termination of management agreement (net of tax)	—	—	149	—

Net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities, impairments of long-lived assets, losses on retirement of debt and termination of management agreement (a)	318	250	986	1,000
Depreciation and amortization	362	352	1,078	1,062
Interest expense	519	525	1,572	1,571
Provision for income taxes	128	148	516	533
Net income attributable to noncontrolling interests	85	82	270	255

Adjusted EBITDA (a)	$1,412	$1,357	$4,422	$4,421

Diluted earnings per share:
Net income attributable to HCA Holdings, Inc.	$0.11	$0.55	$1.04	$2.11
Losses on sales of facilities	—	—	0.01	—
Impairments of long-lived assets	—	0.02	—	0.18
Losses on retirement of debt	0.49	—	0.60	—
Termination of management agreement	—	—	0.29	—

Net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities, impairments of long-lived assets, losses on retirement of debt and termination of management agreement (a)	$0.60	$0.57	$1.94	$2.29

Shares used in computing diluted earnings per share (000)	527,515	439,032	509,583	437,272

(a)	Net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities, impairments of long-lived assets, losses on retirement of debt and termination of management agreement and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles ("GAAP"). We believe net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities, impairments of long-lived assets, losses on retirement of debt and termination of management agreement and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities, impairments of long-lived assets, losses on retirement of debt and termination of management agreement and Adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including; net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities, impairments of long-lived assets, losses on retirement of debt and termination of management agreement and GAAP net income attributable to HCA Holdings, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses on sales of facilities, impairments of long-lived assets and losses on retirement of debt will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities, impairments of long-lived assets, losses on retirement of debt and termination of management agreement and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Holdings, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities, impairments of long-lived assets, losses on retirement of debt and termination of management agreement and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities, impairments of long-lived assets, losses on retirement of debt and termination of management agreement and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	September 30, 2011	June 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$359	$539	$411
Accounts receivable, net	3,925	3,946	3,832
Inventories	891	887	897
Deferred income taxes	643	894	931
Other	875	625	848

Total current assets	6,693	6,891	6,919

Property and equipment, at cost	26,647	26,338	25,641
Accumulated depreciation	(15,002)	(14,754)	(14,289)

	11,645	11,584	11,352

Investments of insurance subsidiary	545	515	642
Investments in and advances to affiliates	837	843	869
Goodwill	2,701	2,719	2,693
Deferred loan costs	297	332	374
Other	1,038	993	1,003

	$23,756	$23,877	$23,852

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,334	$1,297	$1,537
Accrued salaries	876	1,009	895
Other accrued expenses	1,336	1,283	1,245
Long-term debt due within one year	725	689	592

Total current liabilities	4,271	4,278	4,269

Long-term debt	25,871	24,631	27,633
Professional liability risks	993	987	995
Income taxes and other liabilities	1,683	1,515	1,608

Total liabilities	32,818	31,411	34,505

Equity securities with contingent redemption rights	—	—	141

EQUITY (DEFICIT)
HCA Holdings, Inc. stockholders’ deficit	(10,194)	(8,681)	(11,926)
Noncontrolling interests	1,132	1,147	1,132

Total deficit	(9,062)	(7,534)	(10,794)

	$23,756	$23,877	$23,852

HCA Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2011 and 2010

(Dollars in millions)

	2011	2010
Cash flows from operating activities:
Net income	$800	$1,179
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in operating assets and liabilities	(2,336)	(1,927)
Provision for doubtful accounts	2,164	2,073
Depreciation and amortization	1,078	1,062
Income taxes	348	(70)
Losses sales of facilities	3	2
Impairments of long-lived assets	—	119
Losses on retirement of debt	481	—
Amortization of deferred loan costs	56	60
Share-based compensation	24	24
Pay-in-kind interest	(78)	—
Other	6	29

Net cash provided by operating activities	2,546	2,551

Cash flows from investing activities:
Purchase of property and equipment	(1,170)	(860)
Acquisition of hospitals and health care entities	(209)	(35)
Disposition of hospitals and health care entities	55	26
Change in investments	80	473
Other	4	(2)

Net cash used in investing activities	(1,240)	(398)

Cash flows from financing activities:
Issuance of long-term debt	5,000	1,387
Net change in revolving credit facilities	(414)	1,035
Repayment of long-term debt	(6,583)	(2,020)
Distributions to noncontrolling interests	(281)	(282)
Distributions to stockholders	(31)	(2,251)
Payment of debt issuance costs	(84)	(25)
Issuance of common stock	2,506	—
Repurchase of common stock	(1,503)	—
Income tax benefits	54	60
Other	(22)	8

Net cash used in financing activities	(1,358)	(2,088)

Change in cash and cash equivalents	(52)	65
Cash and cash equivalents at beginning of period	411	312

Cash and cash equivalents at end of period	$359	$377

Interest payments	$1,635	$1,399
Income tax (refunds) payments, net	($95)	$498

HCA Holdings, Inc.

Operating Statistics

	Third Quarter		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Consolidating Hospitals:
Number of Hospitals	157	154	157	154
Weighted Average Licensed Beds	39,509	38,645	39,310	38,646
Licensed Beds at End of Period	39,526	38,636	39,526	38,636
Reported:
Admissions	402,300	383,800	1,206,700	1,167,900
% Change	4.8%		3.3%
Equivalent Admissions	650,900	617,700	1,928,200	1,851,100
% Change	5.4%		4.2%
Revenue per Equivalent Admission	$11,230	$11,211	$11,411	$11,277
% Change	0.2%		1.2%
Inpatient Revenue per Admission	$11,799	$12,068	$12,000	$12,034
% Change	-2.2%		-0.3%
Patient Days	1,888,500	1,826,000	5,758,300	5,636,700
Equivalent Patient Days	3,056,600	2,939,900	9,201,800	8,934,100
Inpatient Surgery Cases	121,100	121,600	361,000	365,900
% Change	-0.5%		-1.3%
Outpatient Surgery Cases	194,300	194,100	586,400	583,400
% Change	0.1%		0.5%
Emergency Room Visits	1,539,500	1,457,100	4,579,100	4,260,400
% Change	5.7%		7.5%
Outpatient Revenues as a Percentage of Patient Revenues	37.4%	37.1%	36.8%	36.2%
Average Length of Stay	4.7	4.8	4.8	4.8
Occupancy	52.0%	51.4%	53.7%	53.4%
Equivalent Occupancy	84.1%	82.8%	85.8%	84.6%
Same Facility:
Admissions	395,500	383,000	1,191,300	1,165,300
% Change	3.2%		2.2%
Equivalent Admissions	639,400	615,900	1,901,300	1,845,900
% Change	3.8%		3.0%
Revenue per Equivalent Admission	$11,173	$11,182	$11,361	$11,245
% Change	-0.1%		1.0%
Inpatient Revenue per Admission	$11,812	$12,078	$12,007	$12,045
% Change	-2.2%		-0.3%
Inpatient Surgery Cases	119,700	120,800	356,800	362,400
% Change	-0.9%		-1.5%
Outpatient Surgery Cases	191,200	193,600	577,500	579,500
% Change	-1.2%		-0.4%
Emergency Room Visits	1,518,500	1,447,700	4,530,000	4,240,900
% Change	4.9%		6.8%
Number of Consolidating and Nonconsolidating (Equity Joint Ventures) Hospitals:
Consolidating	157	154	157	154
Nonconsolidating (Equity Joint Ventures)	7	8	7	8

Total Number of Hospitals	164	162	164	162